UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                              (Amendment No. ___)*

                                 @POS.com, Inc.
                                (Name of Issuer)

                          Common Stock, $.001 par value
                         (Title of Class of Securities)

                                    04963A104
                                 (CUSIP Number)

                                  May 12, 2000
             (Date of Event which Requires filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)
[x]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 04963A104

---------- ---------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                    U.S. Ventures L.P.
                          EIN 98-0222206


---------- ---------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [  ]
                                                                       (b) [  ]

---------- ---------------------------------------------------------------------
    3      SEC USE ONLY



---------- ---------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

                    Cayman Islands

---------- ---------------------------------------------------------------------
                             5     SOLE VOTING POWER

                                        444,444
         NUMBER OF
                             ----- ---------------------------------------------
          SHARES             6     SHARED VOTING POWER

       BENEFICIALLY                      -0-
                             ----- ---------------------------------------------
       OWNED BY EACH         7     SOLE DISPOSITIVE POWER

         REPORTING                      444,444
                             ----- ---------------------------------------------
          PERSON             8     SHARED DISPOSITIVE POWER

           WITH                          -0-
-------- -----------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             444,444
-------- -----------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

             Not Applicable.
-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             9.7%
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

             PN
-------- -----------------------------------------------------------------------

ITEM 1.  (a)   Name of Issuer:

               @POS.com, Inc.

         (b)   Address of Issuer's Principal Executive Offices:

               3051 North First Street
               San Jose, CA 95134

ITEM 2.  (a)   Name of Person Filing:

               U.S. Ventures L.P.

         (b)   Address of Principal Business Office or, if none, Residence:

               The following is the address of the principal business office of the filing person:

               50 Braintree Hill OfficePark
               Suite 207
               Braintree, MA 02184

         (c)   Citizenship:

               Cayman Islands

         (d)   Title of Class of Securities:

               Common Stock, $.001 par value

         (e)   CUSIP Number:

               04963A104

ITEM 3. If this Statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

         Not applicable.


ITEM 4.  Ownership

         (a)   Amount Beneficially Owned: 444,444

         (b)   Percent of Class: 9.7%

         (c)   Number of shares as to which the person has:.

               (i)    Sole power to vote or to direct the vote  444,444

               (ii)   Shared power to vote or to direct the vote    -0-

               (iii)  Sole power to dispose or to direct the disposition 444,444

               (iv)   Shared power to dispose or to direct the disposition   -0-

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


ITEM 5.  Ownership of Five Percent or Less of a Class

         Not applicable.

ITEM 6.  Ownership of More than Five Percent on Behalf of Another Person

         Not applicable.

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

         Not applicable.

ITEM 8.  Identification and Classification of Members of the Group

         Not applicable.

ITEM 9.  Notice of Dissolution of Group

         Not applicable.

ITEM 10. Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    Signature


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                  February 20, 2001
                                           ------------------------------------
                                                             Date

                                           /s/ Patrick K. Davenport
                                           ------------------------------------
                                           Patrick K. Davenport/ President of
                                           Davenport Capital Ventures LDC, the
                                           general partner of U.S. Ventures L.P.



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